As filed with the Securities and Exchange Commission on December 10, 1999

                                                Registration No. 333-91463
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 EARTHWEB INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                    7310                   13-3899372



     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number) Identification Number)
     incorporation or
      organization)

                                 3 Park Avenue
                           New York, New York 10016
                                (212) 725-6550
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                Jack D. Hidary
                     President and Chief Executive Officer
                                 EarthWeb Inc.
                                 3 Park Avenue
                           New York, New York 10016
                                (212) 725-6550
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                With Copies to:

                             John R. Hempill, Esq.
                            Morrison & Foerster LLP
                          1290 Avenue of the Americas
                         New York, New York 10104-0050
                                (212) 468-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

                               ----------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               ----------------
  Pursuant to Rule 429 under the Securities Act, the prospectus included as a part of this registration statement will be used in connection with the offer and sale of 212,045 shares of common stock previously registered under EarthWeb Inc.'s Registration Statement on Form S-1 No. 333-84307, in respect of which EarthWeb Inc. paid a filing fee of $2,321.

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


Prospectus

300,000 Shares

EarthWeb Inc.

Common Stock

                               ----------------

This prospectus relates to 300,000 shares of common stock that may be offered and issued from time to time in connection with acquisitions of other businesses, properties or securities.

We may structure the acquisitions in a variety of ways, including acquiring stock, partnership interests, limited liability company interests or assets of the acquired business or merging or consolidating the acquired company with us or one of our subsidiaries. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or persons who control the acquired business. We do not expect to receive any cash proceeds from the sale of shares of common stock issued pursuant to this prospectus. We may be required to provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning an acquisition and the company to be acquired.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in cash in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

This prospectus has also been prepared for use, with EarthWeb's prior consent, by persons who have received or will receive shares in connection with such acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Selling Stockholders" for the identity of any such individuals.

The common stock is quoted on the Nasdaq National Market under the symbol "EWBX." On December 9, 1999, the reported last sale price for the common stock on Nasdaq was $39.38 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

December 10, 1999

                               TABLE OF CONTENTS

   Where You Can Find More Information......................................   1
   Forward Looking Statements...............................................   2
   EarthWeb.................................................................   3
   Risk Factors.............................................................   5
   Securities Covered by This Prospectus....................................  15
   Selling Stockholders.....................................................  15
   Legal Matters............................................................  16
   Experts..................................................................  16

                      WHERE YOU CAN FIND MORE INFORMATION

  EarthWeb has filed with the Securities and Exchange Commission a registration statement on Form S-4 for the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to EarthWeb and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where this contract is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of this exhibit. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the public reference room.

  EarthWeb is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which it files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business, financial and other information in our Securities and Exchange Commission filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

  We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering:

  1. Annual Report on Form 10-K, filed March 19, 1999, as amended by Annual Report on Form 10-K/A, filed April 16, 1999, for the fiscal year ended December 31, 1998;

  2. Quarterly Report on Form 10-Q, filed May 17, 1999, for the fiscal quarter ended March 31, 1999;

  3. Quarterly Report on Form 10-Q, filed August 13, 1999, for the fiscal quarter ended June 30, 1999;

  4. Quarterly Report on Form 10-Q, filed November 12, 1999, for the fiscal quarter ended September 30, 1999;

  5. Current Report on Form 8-K filed February 16, 1999, as amended by Current Report on Form 8-K/A, filed April 15, 1999;

  6. Current Report on Form 8-K filed March 26, 1999, as amended by Current Report on Form 8-K/A, filed May 26, 1999;

  7. The description of our common stock contained in our Registration Statement on Form S-1 filed August 6, 1999, as amended.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               EarthWeb Inc.
                               3 Park Avenue
                               New York, NY 10016
                               Attention: Investor Relations
                               (212) 725-6550

                          FORWARD-LOOKING STATEMENTS

  This prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects," "may", "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors," beginning on page 5 and elsewhere in this prospectus and documents incorporated by reference. Unless otherwise indicated, all references to "EarthWeb," "we," "our" and "us" for the period prior to October 25, 1996 are to EarthWeb Inc.'s predecessors and, for later periods, refer to EarthWeb Inc. and, subsequent to their acquisition or formation, its subsidiaries, including EW Career Solutions, Inc. (formerly known as D&L Online, Inc., which owns dice.com job board) and EW Subscription Services Inc. (formerly known as MicroHouse International, Inc.).

                                   EARTHWEB

  We are the leading provider of business-to-business online services for the global information technology industry. EarthWeb offers various online services focused on a series of vertical markets such as networking and telecommunications, software development and internet technologies. Our network of vertical sites serves various constituents of the IT Industry, including:

 .Programmers and engineers   .Recruiters              .Hardware manufacturers
 .IT managers                 .Corporate IT purchasers .Value-added resellers
 .Technical consultants       .Software publishers     .IT services firms

  Our integrated online services address the needs of these constituents for content, career management and recruiting, commerce and community.

 . Content. Members of the IT industry need independent, in-depth and up-to-date content such as reference and training materials, source code, IT product information and other technical data. EarthWeb's online services each focus on a particular segment of the IT industry. Developer.com, one of our flagship services, focuses primarily on the software and Internet development segments. Datamation.com, another of our flagship services, is a leading resource for IT enterprise managers. We also offer premium subscription services through ITknowledge.com and the Support Source product line, which together provide extensive electronic reference libraries and online training materials.

 . Career Management and Recruiting. Companies and other organizations depend on a qualified pool of IT professionals. EarthWeb connects IT professionals, such as programmers, engineers and consultants, with part and full-time employment through a variety of online job resources. These resources include our online job board, dice.com, which is a leading service for IT professionals seeking employment as well as companies and other organizations recruiting technical personnel. International Data Corporation (IDC) estimated that the total amount spent on IT recruiting was $18 billion in 1998, a 20% increase over 1997.

 . Commerce. The IT industry needs a marketplace to buy and sell IT products and services. EarthWeb provides an online marketplace where vendors can promote and advertise their goods and services, and purchasers can identify, evaluate and buy the products and services that meet their needs. Earthwebdirect.com, which focuses on software products for IT professionals, is one of the leading e-commerce sites within the EarthWeb network.

 . Community. Members of the IT industry need a neutral third-party environment to share information. EarthWeb's online discussion area (discussions.earthweb.com) indexes hundreds of online technology forums where users can contribute material and communicate with each other. Our other community areas, such as question and answer services and user surveys, allow users to help one another solve technical problems.

  IDC forecasts that the worldwide market for information technology, or IT, products and services will grow from approximately $800 billion in 1998 to over $1.0 trillion in 2001. As a global intermediary for the IT industry, we are positioned as the trusted third party that offers an integrated environment where various constituents can share information, manage their careers, recruit personnel, transact business and interact with one another. We believe that we offer the most in-depth content and comprehensive range of business-to-business online services for the IT industry.

  We have broadened our online content and services since our initial public offering in November 1998 to address the needs of the various constituents within the IT industry. We have added content in such areas as security, networking, hardware and Linux to address a wider range of IT industry segments. We have also expanded our online business-to-business services, in part through the acquisition of dice.com. In addition, our acquisition of MicroHouse added an important line of subscription-based products. We intend to continue expanding the content we offer our users, the segments of the IT industry we address and the business-to-business services we provide.

  Our business has grown substantially, as measured by revenues, advertising customers and the size of our sales force. Our revenues increased from $1.1 million in 1997 to $15.3 million in 1998 on a pro forma basis to include our acquisition of dice.com and MicroHouse. We have increased our advertising customer base for our content areas to over 300 customers as of September 30, 1999 from 175 as of December 31, 1998, and have broadened this advertiser base to include both technology and non-technology companies. Additionally, dice.com had over 3,600 advertisers as of September 30, 1999 on its job board. Our subscription revenue stream has also grown rapidly. We have increased our subscriber base to 17,000 as of September 30, 1999. To support our growth, we have increased our sales organization to approximately 50 people.

Our Market Opportunity

  The role of information technology in companies and other organizations has expanded and has become even more critical to the successful implementation of business strategy. While IT traditionally has focused on internal systems, including accounting and human resources, IT is expanding its role by changing the way in which organizations interact with their suppliers, market and deliver their products and services and support their customers. IDC forecasts that the worldwide market for IT products and services will grow from an estimated $800 billion in 1998 to $1.0 trillion in 2001.

  The growth of the IT industry has generated significant market opportunities. For example:

  . Vendors of IT products and services spent over $5 billion in 1997 in product advertising, with an increasing amount being spent online, according to Ad Age's Business Marketing.

  . Expenditures on IT recruiting increased from an estimated $15 billion in 1997 to $18 billion in 1998, according to IDC.

  . The IT education and training market is forecasted to grow from an estimated $16.5 billion in 1998 to $25.3 billion in 2002, according to IDC.

  . Expenditures on computer reference books totaled approximately $1 billion in 1998, according to Simba Information.

  . Based on industry sources, we believe expenditures on IT industry reports and analyses totaled an estimated $1 billion in 1998.

  Increasingly companies are using the Internet to purchase goods and services. Internet commerce is forecasted to grow from an estimated $50.4 billion in 1998 to $733.6 billion in 2002, with the business-to-business component growing from an estimated $27.4 billion to $526.2 billion in the same period, according to IDC.

Our Strategy

  We seek to strengthen our position as the leading provider of business-to-business online services for the global IT industry by:

  . broadening and enhancing business-to-business services for the IT industry;

  .  promoting EarthWeb and our other brands;

  .  cultivating multiple revenue streams;

  .  pursuing strategic acquisitions and investments; and

  .  expanding internationally.

  Our principal executive office is located at 3 Park Avenue, New York, New York 10016, and our telephone number at this location is (212) 725-6550. Our corporate Web site address is http://www.earthweb.com. Information contained on our Web site is not part of this prospectus.

                                 RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Risks Particular to EarthWeb

 You cannot predict our future success based on our limited operating history

  Although we commenced operations in October 1994, we did not begin our business of providing online services to IT professionals until October 1995, and only recently broadened our online services to address the needs of other constituents of the IT industry. We did not begin generating advertising revenues until June 1996. The limited amount of information about us makes it difficult for you to predict whether we will be successful.

  EarthWeb competes in the relatively new markets for Internet services and products. Thus, you should also evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively new and unproven market, many of which may be beyond our control. Some of the risks that we face are described in the following paragraphs. Our failure to address these risks could have a material adverse effect on our business, results of operations and financial condition.

 We have a history of losses and may need additional funds

  We had an accumulated deficit of $42.2 million at September 30, 1999. We have also experienced operating losses as well as net losses for all of the fiscal years during which we have operated. We expect that we will continue to operate at a loss for the foreseeable future. Although our revenues have increased in recent quarters, we cannot assure you that such growth will be maintained or increased in the future. You should not rely on our recent revenue growth as indicative of our future results of operations. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.

  We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and extend our online services. In the future, we may not generate sufficient revenues to pay for all of these operating or other expenses. If we fail to generate sufficient cash to pay these expenses, we will need to identify other sources of financing. We may not be able to borrow money or issue more shares of common stock or other securities to meet our cash needs, and even if we can complete such transactions, the terms may seem to us to be unfavorable.

 We compete in a highly competitive developing market without certainty of future growth

  The market for EarthWeb's online services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced services is uncertain and we cannot accurately predict the future growth, if any, and size of this market. The market for our online services may not continue to develop or become sustainable. If use of our online services fails to grow, our ability to establish other online services would be materially adversely affected. In addition, we may not be successful in our business strategy of extending our online services model to additional segments of the IT industry.

  EarthWeb competes with other companies that direct portions of their Web sites towards certain segments or sub-segments of the IT industry. Some of EarthWeb's competitors include:

  .   Ziff-Davis (DevHead)

  .  CNET (builder.com and activex.com)

  .  CMP Media (cmpnet)

  .  Internet.com (webdeveloper.com)

  .  Wired Digital (Webmonkey)

  .  IDG (Javaworld)

  In addition, we compete for advertising revenues with general interest portal and destination sites, as well as traditional media. Our competitors for sales of products are book, software and online retailers that sell products similar to ours. Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, they may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively. We may not be able to compete successfully against present or future competitors.

  There are relatively low barriers to entry in the online services market. We do not own any patent technology that precludes or inhibits competitors from entering the IT online market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

 Our future revenues are dependent on the adoption and effectiveness of the Internet as an advertising medium

  Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising solutions is uncertain. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially adversely affected.

  There are currently no standards for the measurement of the effectiveness of Internet advertising and standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our or third-party measurements of advertisement delivery, and our customers may not accept any errors in such measurements. In addition, the accuracy of database information used to target advertisements is essential to the effectiveness of Internet advertising that may be developed in the future. The information in our database, like any database, may contain inaccuracies that our customers may not accept.

  If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we may not be able to maintain our revenues with other forms of advertising that we offer. Also, "filter" software programs limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially adversely affected by Web users' widespread adoption of such software.

 We rely heavily on advertising revenues

  To date, substantially all of our revenues are derived from banner advertisements, paid listings and sponsorships. We rely primarily on our in-house advertising sales force for domestic advertising sales. Our success depends, in part, on hiring, retaining, managing, training and motivating our sales force. If a significant portion of our advertising sales force leaves, we may not be able to compete for or retain advertisers and we may not be able to sustain or increase our current advertising sales level. The reduction in the amount of revenue from advertising sales could have a material adverse effect on our business, results of operations and financial condition.

  In addition, the competition in the sale of advertising on the Internet, including competition from Internet portals and other high-traffic sites is intense. This competition has resulted in a wide range of rates quoted by different vendors for a variety of advertising services. As a result, we cannot accurately predict the future levels of Internet advertising revenues that we will realize. The prices for Internet advertising may also be affected by competition among current and future suppliers of Internet navigational services or Web sites and advertising networks. This, together with competition with other traditional media for advertising placements, could result in significant price competition, reduced pricing for Internet advertising and reductions in EarthWeb's advertising revenues.

 A significant portion of our revenue comes from a limited number of advertisers

  Our revenues to date have been derived from a limited number of advertising customers and we expect that a limited number of advertisers will continue to account for a significant portion of our revenues. While for the nine months ended September 30, 1999, no advertiser accounted for more than 10% of revenues and our top 20 advertisers accounted for an aggregate of approximately 21% of our revenues, IBM accounted for approximately 11% and Microsoft accounted for approximately 10% of our revenues for the year ended December 31, 1998 and our top 20 advertisers accounted for an aggregate of approximately 52% of our revenues during 1998. Both Microsoft and IBM advertised on EarthWeb's online services during the year ended December 31, 1997, but revenues from each accounted for less than 10% of EarthWeb's revenues during 1997. Moreover, we generally use purchase order agreements that are subject to cancellation in order to sell advertising. Current advertisers may not continue to purchase advertising from us or we may not be able to attract additional advertisers. The loss of one or more of the advertisers that represent a material portion of our revenues could have a material adverse effect on our business, results of operations and financial condition. In addition, the non-payment or late payment of amounts due by a significant advertiser could have a material adverse effect on our business, results of operations and financial condition.

 We engage in barter transactions which do not generate cash revenue

  We engage in barter transactions, which reduce cash expenditures in marketing and other areas, and leverage our advertising inventory. While for the nine months ended September 30, 1999, revenues from barter transactions represented approximately 11% of total revenues, during 1998, revenues from barter transactions represented approximately 25% of total revenue and less than 10% of total revenue on a pro forma basis after giving effect to the acquisition of dice.com. Barter revenues may continue to represent a significant portion of our total revenues in future periods.

 We must continue to maintain and develop our reputation and brand recognition

  We believe that establishing and maintaining the identity of our several brands is critical in attracting and expanding our audience, and that the importance of brand recognition will increase due to the growing number of Internet online services. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality online services. If users do not perceive EarthWeb's existing online services to be of high quality, or if we introduce new online services or enter into new business ventures that are not favorably received by users, the uniqueness of our brands could be diminished and the attractiveness of our audiences to advertisers could be reduced. We may also find it necessary to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among users. If we (1) cannot provide high quality online services, (2) fail to promote and maintain our brands, or (3) incur excessive expenses in an attempt to improve our online services or promote and maintain our brands, our business, results of operations and financial condition could be materially adversely affected.

 We must retain key executives and personnel

  Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management. EarthWeb has employment agreements, which include non-compete provisions, with members of senior management. However, these key personnel and others may leave EarthWeb or compete with us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we have not purchased key person life insurance on all members of our senior management.

  Our future success also depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel. There is currently a shortage of qualified personnel in the online services market, and this shortage is likely to continue. We compete intensely for qualified personnel with other companies. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could be materially adversely affected.

 Our continued future growth may strain our resources

  A key part of our strategy is to grow, which may strain our managerial, operational and financial resources.

  To manage recent acquisitions and future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be successful in managing EarthWeb's growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

 We may be unable to consummate potential acquisitions or integrate the operations of companies we acquire

  Our strategy includes the acquisition of assets of online service providers that enhance our current services. As part of this strategy, we acquired both dice.com and MicroHouse, as well as GoCertify, The Perl Journal, Codeguru.com and SysOpt.com among others. Our continued growth will depend in part on our ability to continue to identify suitable acquisition candidates and to acquire them on appropriate terms. In addition, the anticipated results of any acquisitions may not be realized. Some of the risks that we may encounter in acquiring other companies include the following:

  . expenses, delays and difficulties of integrating the acquired company into EarthWeb's existing organization;

  .  potential disruption of our ongoing business;

  .  diversion of management's attention;

  .  the amortization of the acquired company's intangible assets;

  .  impact on our financial condition due to the timing of the acquisition;

  .  failure to retain key personnel;

  . difficulties of integrating the personnel and cultures of the acquired company into our organization; and

  .  potential legal liabilities.

  If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

 We rely on a number of content providers

  Our success depends upon our ability to provide a wide range of in-depth content. The markets for our online services are characterized by rapidly changing technology, emerging industry standards and the rapidly changing needs of our audience. We rely on a number of publishers of technical materials, our vendors and the users of our online services for the continuing provision of up-to-date content. No single content provider is material to EarthWeb's operations. However, publishers of technical materials with which we currently have a relationship, our current vendors or the current users of our online services, may not continue to provide us with a similar flow of content or may not continue to do so on the same terms and conditions. If the flow of content for our online services decreases either in terms of quality or quantity, or ceases completely, our business, results of operations and financial condition could be materially adversely affected.

 We rely on a number of strategic alliances

  We rely on strategic alliances with Sun Microsystems, CMP Media, Ziff-Davis, Macmillan, FairMarket, beyond.com and fatbrain.com, among others, to attract users and paid advertising to our online services. These relationships may not continue or we may not be able to develop any additional third party alliances on acceptable commercial terms. No one of these strategic alliances is individually material to our operations. However, our inability to maintain current strategic relationships generally or develop new strategic relationships could have a material adverse effect on our business, results of operation and financial condition.

 Our quarterly results may fluctuate significantly

  Because of our limited operating history, we plan our expenses based in part upon our expectations concerning future revenue. Our expenses, to a large extent, are fixed. Our quarterly revenues and operating results depend substantially upon the advertising revenues we receive within that quarter, which are difficult to forecast accurately. The cancellation or deferral of a small number of advertising contracts could have a material adverse effect on our business, results of operations and financial condition. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall could have a material adverse effect on our business, results of operation and financial condition.

  Our quarterly results have historically been affected by variations in the following:

  .  the level of usage of the Internet;

  .  demand for Internet advertising;

  .  the addition or loss of advertisers;

  .  the level of user traffic on EarthWeb's online services;

  .  economic conditions specific to the Internet industry; and

  .  online media and economic conditions generally.

  We also believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. As a strategic response to this, we have and may continue to make pricing, service or marketing decisions. We also may consummate business combinations to reduce our exposure to seasonality. Any failure of one or more of these strategies could have a material adverse effect on our business, results of operations and financial condition.

 We may have difficulty in expanding and managing our international operations

  A key part of our strategy is to develop our online services in international markets. To date, we have had limited experience in developing localized versions of our online services and in marketing and operating our online services internationally. We intend to enter into relationships with foreign business partners. If the international revenues are not adequate to offset our investments in international activities, our business, results of operations and financial condition could be materially and adversely affected.

  We may experience difficulty in managing international operations because of distance, as well as language and cultural differences. We and any of our future foreign business associates may not be able to successfully market and operate our online services in foreign markets. Furthermore, in light of substantial anticipated competition, we believe that it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market. We cannot give you any assurance that we will be able to do so. Other risks that could affect EarthWeb's potential international operations include:

  .  fluctuations in currency exchange rates;

  .  difficulties arising from staffing and managing foreign operations;

  . unexpected changes in the legal and regulatory requirements of different countries;

  .  potential political and economic instability; and

  .  overlapping or differing tax laws.

  If any of these risks materialize, EarthWeb's domestic and international businesses, results of operations and financial condition could be materially adversely affected.

Risks Typical of the Internet Industry

 Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure

  Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

  . actual or perceived lack of security of information, including credit card numbers;

  .  lack of access and ease of use;

  .  congestion of traffic on the Internet;

  . inconsistent quality of service and lack of availability of cost-effective, high speed service;

  . possible disruptions due to Year 2000 difficulties, computer viruses or other damage to the Internet servers or to users' computers;

  .  excessive governmental regulation;

  .  uncertainty regarding intellectual property ownership; and

  .  lack of high-speed modems and other communications equipment.

  Published reports have also indicated that growth in the use of the Internet has resulted in users experiencing delays, transmission errors and other difficulties. As currently configured, the Internet may not support an increase in the number or requirements of our users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on EarthWeb's online services could be materially affected if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If none of the foregoing changes occur, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially adversely affected. In addition, even if those changes occur, we may be required to spend significant amounts to adapt our online services to any new or emerging technologies relating to the Internet.

 Capacity constraints or systems failures could materially and adversely affect our business

  The performance of our online services is critical to:

  .  our reputation;

  .  our ability to attract advertisers to our services; and

  .  achieving market acceptance of our online services.

  Any system failure, including network, software or hardware failure, that causes interruption or an increase in response time of our online services could result in decreased usage of our services. If these failures are sustained or repeated, they could reduce the attractiveness of our online services to our users, vendors and advertisers. An increase in the volume of queries conducted through our online services could strain the capacity of the software or hardware we employ, which could lead to slower response time or system failures, that could adversely affect our advertising revenues. We also face technical challenges associated with higher levels of personalization and localization of content delivered to users of our online services. The process of managing advertising within our large, high traffic Internet online service is an increasingly important and complex task. EarthWeb relies on both internal and licensed third party advertising, inventory management and analysis systems. We could incur so-called "make good" obligations to our advertising customers if an extended failure of our advertising system results in incorrect advertising insertions. By displacing advertising inventory, these obligations could defer advertising revenues and thereby have a material adverse effect on our business, results of operations and financial condition.

  Our operations are dependent in part upon our ability to protect our operating systems against:

  .  physical damage from acts of God;

  .  power loss;

  .  telecommunications failures;

  .  physical and electronic break-ins;

  .  computer viruses; and

  .  similar events.

  The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our online services, which could have a material adverse effect on our business, results of operations and financial condition.

 We may face liability for the services that we provide

  Because content made available by third parties may be downloaded by the online services operated or facilitated by us and may be subsequently distributed to others, there is a potential that claims will be asserted against EarthWeb for defamation, negligence or personal injury, or based on other theories due to the nature of the content. These claims have been brought, and sometimes successfully asserted, against other online service providers. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our online services or through content and materials that may be posted by users in our classifieds, bulletin board or chat room services. By providing hypertext links to Internet sites operated by other providers, third parties may attempt to assert claims or liability for wrongful actions by these other providers through these Internet sites. It is also possible that users could claim that we were responsible for losses incurred in reliance on information provided on EarthWeb's online services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to provide full indemnification. Any imposition of liability or legal defense expenses that are not covered by insurance or are in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

 Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

  We believe that our service marks and other proprietary rights are important to our success and competitive position. We have registered some of our service marks in the United States and abroad. We also limit access to and distribution of our proprietary information, as well as proprietary information licensed from third parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

  Despite our efforts to protect our intellectual property, we face the following risks:

  . non-recognition or inadequate protection of our proprietary rights in various foreign countries;

  .  undetected misappropriation of our proprietary information or materials;

  .  development of similar technologies by competitors;

  . unenforceability of the non-competition agreements entered into by our employees; and

  .  infringement claims, even if not meritorious.

  If any of these risks materialize, we could be required to pay significant amounts to defend our rights and our managerial resources could be diverted.

  Legal standards relating to the validity, enforceability and scope of protection of various intellectual property rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any intellectual property rights of EarthWeb or other companies within the IT industry. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, license agreements with third parties and generally seek to control access to and distribution of our technology, documentation and other proprietary information. EarthWeb pursues the registration of its service marks in the United States and internationally. We have obtained United States service mark registrations for EarthWeb and its related logo (the "Fang Logo Design") and for developer.com (on the Supplemental Register), have been assigned Plugin Datamation, Datamation and dice and have applied for the registration of additional service marks, including EarthWeb's ITKnowledge and the developer.com logo. Although EarthWeb generally pursues the registration of its service marks and other intellectual property, EarthWeb has copyrights, trademarks and/or service marks that have not been registered in the United States and/or other jurisdictions. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which EarthWeb's online services are distributed or made available through the Internet. The steps we have taken to protect our proprietary rights may not be adequate, and third parties could infringe or misappropriate our copyrights, service marks, trade dress and similar proprietary rights.

  We have licensed in the past, and expect to license in the future, various elements of our distinctive trademarks, service marks, trade dress, trade secrets and similar proprietary rights to third parties. While we attempt to ensure that the quality of our several brands is maintained by these licensees, no assurance can be given that these licensees will not take actions that could materially and adversely affect the value of proprietary rights or the reputation of our online services, either of which could have a material adverse effect on business, results of operation and financial condition. Also, we are aware that third parties have from time to time copied significant portions of developer.com directory listings for use in competitive Internet navigational tools and services, and we cannot guaranty that the distinctive elements of developer.com can be protected under copyright law.

 We may be liable if third parties misappropriate our users' personal information

  If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

 Our business is subject to U.S. and foreign government regulation of the Internet and taxation

  Congress and various state and local governments, as well as the European Union, have recently passed legislation that regulates various aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations are also considering legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our future results of operation and financial condition.

  A law imposing a three-year moratorium on new taxes on Internet-based transactions has recently been enacted in the US. This moratorium relates to new taxes on Internet access fees and state taxes on e-commerce that discriminate against out-of-state Web sites. Sales or use taxes imposed by those buying or selling products or services over the Internet will not be affected by this moratorium. We have not yet been able to determine how we will be affected by this moratorium. To the extent that the moratorium provides a material benefit, its expiration after three years could have a material adverse effect on our financial condition and results of operations.

  Because these laws are relatively new and still in the process of being implemented, it is not known how courts will interpret both existing and new laws. Therefore, EarthWeb's management is uncertain as to how new laws or the application of existing laws will affect our business. Increased regulation of the Internet may reduce the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to the Offering

 Our stock price, like that of other Internet companies, is volatile

  EarthWeb's common stock began trading on the Nasdaq National Market on November 11, 1998 and its market price has been highly volatile. The price range for our common stock has ranged from a low of $25.38 to a high of $89 since it began trading on the Nasdaq National Market. In addition, the overall market for the equity securities issued by Internet-related companies has been volatile. This volatility may continue. Factors that may materially adversely affect the market price of our common stock include:

  .  variations in our financial results and earnings;

  .  failure to meet or exceed estimates by securities analysts;

  .  fluctuations in the stock prices of our competitors;

  .  any loss of key management;

  .  adverse regulatory actions or decisions;

  . announcements of extraordinary events, including material litigation or acquisitions or changes in pricing policies by us or our competitors;

  .  changes in the market for our online services; and

  .  general economic, political and market conditions.

 Four of our directors or their affiliates own a significant percentage of our shares

  As of September 30, 1999, Warburg, Pincus Ventures L.P., Jack D. Hidary and Murray Hidary (or their affiliates) owned 35.68% in the aggregate of the outstanding shares of common stock and individually owned the percentage set forth opposite their respective names below. Two of our directors are affiliated with Warburg Pincus Ventures L.P. and both Jack Hidary and Murray Hidary are directors and officers of EarthWeb.

   Warburg, Pincus Ventures, L.P......................................... 18.62%
   Jack D. Hidary........................................................  8.55%
   Murray Hidary.........................................................  8.50%

  If the stockholders listed above choose to act or vote in concert, they will have the power to influence the election of EarthWeb's directors, the appointment of new management and the approval of any other action requiring the approval of EarthWeb's stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of its assets. In addition, without the consent of these stockholders, EarthWeb could be prevented from entering into potentially beneficial transactions. Conversely, third parties could be discouraged from making a tender offer or bid to acquire EarthWeb at a price per share that is above the price at which the common stock trades on the Nasdaq National Market.

 Substantial sales of our common stock could adversely affect our stock price

  In connection with our acquisitions of dice.com, MicroHouse and Codeguru, we issued a significant number of shares of common stock. Of these shares, 635,215 are being offered and sold under a separate prospectus and registration statement by the holders of those securities. Those shareholders have agreed to restrict their sales of such shares of common stock to a limited number of shares per quarter. Certain of those shares are currently held under escrow arrangements and are not immediately resellable. However, in the event that all of those shares available for sale in any quarter are all sold on one day, such sales may have an adverse effect in the market price of our common stock.

 Our charter documents could make it more difficult for a third party to acquire us

  Various provisions of our certificate of incorporation and by-laws are designed to discourage or prevent a third party from acquiring control of EarthWeb. Our by-laws include restrictions on who may call a special meeting of stockholders, and either a majority of the board of directors or the holders of 66.66% of the outstanding capital stock of EarthWeb, which are entitled to vote in the elections of the board of directors, must approve all amendments to EarthWeb's by-laws.

  EarthWeb's certificate of incorporation authorizes the board of directors to issue up to 2,000,000 shares of "blank check" preferred stock. The board of directors will have the authority without action by EarthWeb's stockholders to fix the rights, privileges and preferences of, and to issue shares of this preferred stock. In addition, EarthWeb's certificate of incorporation provides that the board of directors will be divided into three classes with the directors serving staggered three-year terms. Only the holders of 66.66% of the outstanding capital stock of EarthWeb that are entitled to vote in the elections of the board of directors can amend this provision.

                     SECURITIES COVERED BY THIS PROSPECTUS

  The shares of common stock of EarthWeb covered by this prospectus are available for use in connection with acquisitions of other businesses, properties or securities in business combination transactions, which may relate to businesses similar or dissimilar to our services and other operations. The consideration offered by EarthWeb in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash and/or assumption by EarthWeb of liabilities of the business being acquired. The terms of acquisitions are typically determined by negotiations between EarthWeb and the owners of the businesses, properties or securities, including newly issued securities, to be acquired, with our taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Shares of common stock issued to the owners of the businesses, properties or securities to be acquired normally are valued at a price reasonably related to the market value of the common stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

  With our consent, this prospectus may also be used by persons who have received or will receive from us common stock covered by this prospectus or by prospectuses under other registration statements in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. See "Selling Stockholders", as it may be amended or supplemented from time to time, for a list of those persons who are using this prospectus to sell their shares of common stock. Our consent to such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares following amendments to this prospectus, which we may agree to use our best efforts to prepare and file at certain intervals. EarthWeb may require that any such offering be effected in an organized manner through securities dealers. Sales by means of this prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions on the Nasdaq National Market, which may involve crosses and block transactions, or in the over-the-counter market, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers, if also acting as agent for the purchasers. EarthWeb may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the 1933 Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the 1933 Act may be deemed underwriting compensation under that Act.

  Stockholders may also offer shares of stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the 1933 Act, including sales which meet the requirements of Rule 145(d) under that Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

  See "Selling Stockholders", as it may be amended or supplemented from time to time, for the identity of any persons who have received stock in connection with acquisitions by EarthWeb and with respect to whom we have consented to the use of this prospectus in connection with sales of such stock.

                             SELLING STOCKHOLDERS

  The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus, any and all of these shares. Any supplement to this prospectus may contain certain information about the selling stockholders, the aggregate principal amount of the shares beneficially owned by each selling stockholder that they are offering and any material relationship that they may have with us or our affiliates. Such information will be obtained from the selling stockholders.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby has been passed upon for EarthWeb by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

  The balance sheets of EarthWeb Inc. as of December 31, 1998 and 1997 and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, the balance sheets of D&L Online, Inc. as of December 31, 1998 and 1997 and the statements of earnings, stockholders' equity and cash flows for the two years ended, and the balance sheet of MicroHouse as of December 31, 1998 and the statement of operations and comprehensive loss, stockholders' deficit and cash flows for the year ended incorporated by reference in this prospectus and in the registration statement have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

  EarthWeb has implemented such indemnification provisions in its Amended and Restated Certificate of Incorporation which provides that officers and directors shall be entitled to be indemnified by EarthWeb to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Company.

  The above discussion of EarthWeb's Amended and Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation and statutes.

  EarthWeb may agree to indemnify broker-dealers participating in offerings by certain selling stockholders against certain liabilities, including liabilities under the Securities Act.

  For information regard EarthWeb's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 22 hereof.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

   Exhibit
     No.                            Description
   -------                          -----------
   *5        Opinion of Morrison & Foerster LLP
    23.1     Consents of PricewaterhouseCoopers LLP
   *23.2     Consent of Morrison & Foerster LLP (set forth in Exhibit 5)
   *24       Powers of Attorney (set forth in the signature page hereto)

  --------

  * Previously filed

  (b) Financial Statement Schedules:

  Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements incorporated by reference and therefore has been omitted.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes the following :

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes the following:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 1999.


                                          EarthWeb Inc.

                                                    /s/ Jack D. Hidary
                                          By: _________________________________
                                                      Jack D. Hidary
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 10, 1999.

          Name and Signature                                  Title
          ------------------                                  -----

         /s/ Jack D. Hidary*                        President, Chief Executive
______________________________________               Officer and Director
            Jack D. Hidary

          /s/ Murray Hidary*                        Executive Vice President,
______________________________________               Secretary, Treasurer and
            Murray Hidary                            Director

           /s/ Peter Derow*                         Director
______________________________________
             Peter Derow

                                                    Director
______________________________________
            Henry Kressel

                                                    Director
______________________________________
              Cary Davis

           /s/ Irene Math*                          Senior Vice President,
______________________________________               Finance (Principal
              Irene Math                             Financial and Accounting
                                                     Officer)

      /s/ Jack D. Hidary*

By: _________________________________

            Jack D. Hidary

            Attorney-in-fact

                                      S-1